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                                                                       EXHIBIT 8


                                                     March 25, 2002


United National Bancorp.
1130 Route 22 East
P.O. Box 6000
Bridgewater, NJ 08807-0010

         Re: Agreement and Plan of Merger dated as of November 19, 2001 between United National Bancorp. and Vista Bancorp.

Ladies and Gentlemen:

         We have acted as special counsel to United National Bancorp, a New Jersey corporation ("United"), in connection with the proposed merger (the "Merger") of Vista Bancorp, a New Jersey corporation ("Vista") with and into United with the separate corporate existence of Vista ceasing and United continuing as the surviving corporation. The Merger will be consummated pursuant to the Agreement and Plan of Merger dated as of November 19, 2001, as amended or supplemented through the date hereof, between United and Vista (the "Merger Agreement"). The time at which the Merger becomes effective is hereafter referred to as the "Effective Time". For purposes of this opinion, capitalized terms used and not otherwise defined herein shall have the meaning ascribed thereto in the Merger Agreement. This opinion is being delivered in connection with United's Registration Statement on Form S-4 relating to the proposed
Merger (the "Registration Statement") to which this opinion appears as an exhibit.

         In acting as counsel to United in connection with the Merger, we have, in preparing our opinion, as hereinafter set forth, participated in the preparation of the Merger Agreement and the preparation and filing of the Registration Statement.

         You have requested that we render the opinion set forth below. In rendering such opinion, we have assumed with your current consent that (i) the Merger will be effected in accordance with the Merger agreement, (ii) the statements concerning the Merger set forth in the Merger Agreement and the Registration Statement are true, complete and correct and will remain true, complete and correct at all times up to and including the Effective Time, (iii) the





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United National Bancorp.
Vista Bancorp.
March 15, 2002
Page 2


representations made by United and Vista in their respective letters delivered to us for purposes of this opinion (the "Representation Letters") are true, complete and correct and will be true, complete and correct at all times up to and including the Effective Time as if made as of the Effective Time, and (iv) any representations made in the Representation Letters "to the best knowledge of" or similarly qualified are true, correct and complete and will remain true, correct and complete at all times up to and including the Effective Time, in each case without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement.

         We have examined the documents referred to above and the originals, or duplicates or certified or conformed copies, of such records, documents, certificates or other instruments and made such other inquiries as in our judgment are necessary or appropriate to enable us to render the opinion set forth below. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies, and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

         Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Merger, the opinion expressed herein may become inapplicable.

         Based upon the foregoing, and subject to the qualifications and limitations stated herein, we hereby confirm our opinion set forth in the discussion contained in the Registration Statement under the caption
"THE MERGER" -- Federal Income Tax Consequences".

         We express our opinion herein only as to those matters specifically set forth above and no opinion should be inferred as to the tax consequences of the Merger under any state, local or foreign law, or with respect to other areas of United States federal taxation. We are members of the Bar of the State of New Jersey, and we do not express any opinion herein concerning any law other than the federal law of the United States.






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United National Bancorp.
Vista Bancorp.
March 15, 2002
Page 3

         The opinion set forth herein may be relied upon by the person to whom this letter is addressed, Vista and the shareholders of Vista.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement and to the references to our firm name therein.

                                 Very truly yours,


                                 /s/       Bourne, Noll & Kenyon, P.A.
                                 ---------------------------------------------
                                          Bourne, Noll & Kenyon, P.A.